Exhibit 23.7

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-194018 on Form S-8 of our reports dated February 28, 2013 and February 28, 2012 related to the financial statements of Tower Square Securities, Inc. as of and for the years ended December 31, 2012 and 2011, respectively, (which reports express unmodified opinions and include an other matter paragraph regarding related party transactions), both appearing in the Definitive Information Statement, which is part of Schedule 14C that was filed with the Securities and Exchange Commission by RCS Capital Corporation on June 11, 2014.

/s/ Deloitte & Touche LLP

Certified Public Accountants

Tampa, Florida

June 18, 2014